AMENDED PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1 FOR

CLASS C SHARES OF DEAN FAMILY OF FUNDS

WHEREAS, Dean Family of Funds (the “Trust”), an unincorporated business trust organized under the laws of the State of Ohio, is an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest without par value (the “Shares”), which are divided into separate Series of Shares; and

WHEREAS, the Trust issues shares of certain Series in Sub- Series (one of which may be designated as Class C Shares); and

WHEREAS, the Trustees of the Trust as a whole, and the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Amended Plan of Distribution Pursuant to Rule 12b-1 for Class C Shares of Dean Family of Funds (the “Amended Plan”) or in any agreement relating hereto (the “Rule 12b-1 Trustees”), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that the Amended Plan will benefit each Series and the holders of its Class C Shares, have approved the Amended Plan by votes cast in person at a meeting called for the purpose of voting hereon and on any agreements related hereto;

NOW, THEREFORE, the current Rule 12b-1 distribution plan of each Series is hereby amended as it pertains to the Class C Shares of each Series in accordance with Rule 12b-1 under the 1940 Act, on the following terms and conditions:

1.          Distribution Activities. Subject to the supervision of the Trustees of the Trust, the Trust may, directly or indirectly, engage in any activities related to the distribution of Class C Shares, which activities may include, but are not limited to, the following:

(a)        maintenance fees or other payments to the Trust’s principal underwriter and to securities dealers and others who are engaged in the sale of Class C Shares and who may be advising shareholders of the Trust regarding the purchase, sale or retention of Class C Shares;

(b)        expenses of maintaining personnel (including personnel of organizations with which the Trust has entered into agreements related to the Amended Plan) who engage in or support distribution of Class C Shares or who render shareholder support services not otherwise provided by the Trust’s transfer agent, including, but not limited to, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Trust, processing shareholder transactions, and providing such other shareholder services as the Trust may reasonably request;

(c)        formulating and implementing of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising;

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(d)	preparing, printing and distributing sales literature;

(e)        preparing, printing and distributing prospectuses and statements of additional information and reports of the Trust for recipients other than existing shareholders of the Trust; and

(f)         obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable.

The Trust is authorized to engage in the activities listed above, and in any other activities related to the distribution of Class C Shares, either directly or through other persons with which the Trust has entered into agreements related to the Amended Plan.

2.          Maintenance Fees. In order to enhance the distribution of its Class C Shares, the Trust shall pay the principal underwriter a maintenance fee, accrued daily and paid monthly, in an amount equal to an annual rate of 0.25% of the daily net assets of the Class C Shares of the Trust. When requested by and at the direction of the principal underwriter, the Trust shall pay a maintenance fee to dealers based on the amount of Class C Shares sold by such dealers and remaining outstanding for specified periods of time, if any, determined by the principal underwriter, in amounts up to 0.25% per annum of the average daily net assets of the Class C Shares of the Trust. Any maintenance fees paid to dealers shall reduce the maintenance fees otherwise payable to the principal underwriter.

In no event may the total of the maintenance fees described in Section 1(a) that are paid by the Class C Shares of a Series of the Trust, the maintenance fees described in this Section 3 that are paid by such Class C Shares and any “service fees,” as defined in NASD Rule 2830 as it may be amended from time to time, that are paid by such Class C Shares exceed in any fiscal year an amount calculated at the rate of 0.25% of the average daily net asset value of the Class C shares of such Series of the Trust.

3.          Other Expenditures. Expenditures to be made pursuant to Section 1 and the basis upon which payment of such expenditures will be made shall be determined by the Trustees of the Trust. Such payments for distribution activities may be made directly by the Class C Shares or the Trust’s investment adviser or principal underwriter may incur such expenses and obtain reimbursement from the Class C Shares. In no event may expenditures under the Amended Plan that are paid by the Class C Shares of a Series of the Trust, other than the fees identified in Section 2, exceed in any fiscal year an amount calculated at the rate of 0.75% of the average daily net asset value of the Class C Shares of such Series of the Trust.

4.          Term and Termination. The Amended Plan shall become effective on the date on which the Trustees of the Trust and the Rule 12b-1 Trustees approve it. Unless terminated as herein provided, the Amended Plan (a) shall continue in effect for one year from the date hereof or until the Trustees of the Trust and the Rule 12b-1 Trustees first approve its continuance, whichever occurs first, and (b) shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both (i) the Trustees of the Trust and (ii) the Rule 12b-1 Trustees, cast in person at a meeting called for the purpose of voting on such approval. The Amended Plan may be

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terminated with respect to any Series at any time by vote of a majority of the Rule 12b-1 Trustees or by vote of a majority (as defined in the 1940 Act) of the outstanding Class C Shares of such Series of the Trust. In the event the Amended Plan is terminated by any Series in accordance with its terms, the obligations of the Class C Shares of such Series to make payments to the Trust’s principal underwriter pursuant to the Amended Plan will cease and such Series will not be required to make any payments for expenses incurred after the date of termination.

5.          Amendments. The Amended Plan may not be amended with respect to any Series to increase materially the amount of expenditures provided for in Sections 2 and 3 hereof unless such amendment is approved by a vote of the majority (as defined in the 1940 Act) of the outstanding Class C Shares of such Series, and no material amendment to the Amended Plan shall be made unless approved in the manner provided for annual renewal of the Amended Plan in Section 4 hereof.

6.          Selection and Nomination of Trustees. While the Amended Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the 1940 Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons of the Trust.

7.          Quarterly Reports. The principal underwriter and the Treasurer of the Trust shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to the Amended Plan and any related agreement, the purposes for which such expenditures were made and the allocation of such expenditures as provided for in Section 8.

8.          Allocating Expenditures Between Classes. Only distribution expenditures properly attributable to the sale of a particular class of Shares may be used to support the distribution fee charged to shareholders of such class of Shares. Distribution expenses attributable to the sale of more than one class of Shares of a Series will be allocated at least annually to each class of Shares based upon the ratio in which the sales of each class of Shares bears to the sales of all the Shares of such Series. For this purpose, Shares issued upon reinvestment of dividends or distributions will not be considered sales.

9.          Recordkeeping. The Trust shall preserve copies of the Amended Plan and any related agreement and all reports made pursuant to Section 7 hereof, for a period of not less than six years from the date of the Amended Plan, the agreements or such reports, as the case may be, the first two years in an easily accessible place.

10.        Limitation of Liability. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of the State of Ohio and notice is hereby given that the Amended Plan is executed on behalf of the Trustees of the Trust as trustees and not individually and that the obligations of this instrument are not binding upon the Trustees or shareholders of the Trust individually but are binding only upon the assets and property of the Trust.

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